EXHIBIT 21

Subsidiaries of WesBanco, Inc.

(As of December 31, 2009)

Subsidiaries	State of Incorporation
WesBanco, Inc.	West Virginia
WesBanco Bank, Inc.	West Virginia
WesBanco Insurance Services, Inc.	West Virginia
WesBanco Title Agency, LLC	Ohio
WesBanco Asset Management, Inc.	Delaware
WesBanco Community Development Corp.	Ohio
Hotel Concourse Ohio, LLC	Ohio
WesBanco Properties, Inc.	West Virginia
WesBanco Securities, Inc.	Ohio
WesBanco Inc Capital Trust II	West Virginia
WesBanco Inc Capital Statutory Trust III	West Virginia
WesBanco Inc Capital Trust IV	West Virginia
WesBanco Inc Capital Trust V	West Virginia
WesBanco Inc Capital Trust VI	West Virginia
Ohio Capital Trust I	Ohio
Ohio Capital Trust II	Ohio
Ohio Capital Trust III	Ohio
Ohio Capital Trust IV	Ohio